October 24, 2024

Manager Directed Portfolios
615 East Michigan Street
Milwaukee, WI 53202

Ladies and Gentlemen:

We consent to the incorporation by reference in this Registration Statement, and any amendments thereto, of our opinion dated November 9, 2023 regarding the sale of shares of the Vert Global Sustainable Real Estate ETF, a series of Manager Directed Portfolios. In giving this consent, however, we do not admit that we are experts or within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.